Exhibit 99.1

Raytheon Company
Global Headquarters
Waltham, Mass.

Media Contact

Raytheon Company
Pamela Erickson
+1.781.522.5822
corporatepr@raytheon.com
For Immediate Release

Jay B. Stephens to Retire From Raytheon Company

WALTHAM, Mass., Dec. 17, 2014 -- Raytheon Company (NYSE: RTN) announced today that Jay B. Stephens, Senior Vice President, General Counsel and Corporate Secretary of Raytheon, has advised the Company of his intention to retire at the end of March 2015. For more than twelve years, Stephens has served as Senior Vice President and General Counsel of Raytheon and for the past eight years has also served as Corporate Secretary of the Company.

"Jay's leadership has had a tremendous impact on Raytheon and contributed significantly to our success over the past twelve years," noted Thomas A. Kennedy, Raytheon Chairman and CEO. "He has been instrumental in supporting our global business strategy, successfully managing the Company's risk profile, fostering a culture of compliance and business integrity, and building a collaborative team of professional business partners."

In advising the Company of his plans to retire, Stephens noted, "During the past twelve years, I have been honored to lead a great team of dedicated professionals, to contribute to the success of our customers, employees, shareholders and business partners, and to serve the critical mission of protecting the national security of America and its allies."

Before joining Raytheon, Stephens served in a number of positions in both the public and private sectors. He served as Associate Attorney General of the United States, Deputy General Counsel of Honeywell International, United States Attorney for the District of Columbia, Deputy Counsel to the President of the United States, and as a partner in the Washington office of a national law firm, among other roles. He currently serves on the boards of a number of non-profit educational and professional organizations. Earlier this year, Stephens was named one of America's top fifty general counsels by the National Law Journal.

Exhibit 99.1

Stephens is widely recognized as a strong business partner who has built a team of talented, engaged professionals who champion the Company's efforts to achieve a reputation for sound corporate governance, corporate responsibility, and regulatory compliance practices.

"Jay Stephens has been a key partner in the successful work of our Board, and he has consistently contributed sound counsel and good judgment," said Vern Clark, Lead Director of Raytheon's Board of Directors. "The integrity and credibility of his leadership have been a catalyst in shaping Raytheon's reputation for exceptional corporate governance and sound business practices."

The Company advised today that it is in the process of reviewing potential internal and external successor general counsel candidates, and expects to name a new Vice President and General Counsel sometime early next year. Stephens will assist with the transition of the Company's new General Counsel, and will continue to serve as Senior Vice President and Corporate Secretary until his retirement from the Company.

About Raytheon
Raytheon Company, with 2013 sales of $24 billion and 63,000 employees worldwide, is a technology and innovation leader specializing in defense, security and civil markets throughout the world. With a history of innovation spanning 92 years, Raytheon provides state-of-the-art electronics, mission systems integration and other capabilities in the areas of sensing; effects; and command, control, communications and intelligence systems, as well as cyber security and a broad range of mission support services. Raytheon is headquartered in Waltham, Mass. For more about Raytheon, visit us at www.raytheon.com and follow us on Twitter @Raytheon.